Exhibit 10.5

Form of Second Extension and Forbearance Agreement

This SECOND EXTENSION AND FORBEARANCE AGREEMENT (this “Agreement”) is entered into on February 2, 2024, with effect as of December 31, 2023, between Digerati Technologies, Inc., a Nevada corporation (“Digerati”), and the undersigned noteholder (the “Noteholder”).

Recitals

A. Digerati has issued the promissory note or notes listed on Annex A to this Agreement (whether one or multiple instruments, the “Notes”) to the Noteholder.

B. As of the date hereof, one or more defaults or events of default, including payment defaults (collectively, the “Existing Defaults”), have occurred and are continuing under the Notes.

C. Certain other defaults or events of default, including without limitation payment defaults in respect of amounts due under the Notes (collectively, but excluding the Excluded Events (as defined in this Agreement), the “Future Defaults” and, together with the Existing Defaults, the “Forbearance Defaults”), may occur between the date hereof and December 31, 2024 (the “Forbearance Termination Date”). “Excluded Events” shall mean (i) bankruptcy, insolvency, receivership, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Digerati or any subsidiary of Digerati (each a “Subsidiary”), (ii) any dissolution, liquidation, or winding up of Digerati or any Subsidiary or any substantial portion of the business of Digerati or any Subsidiary, (iii) the failure by Digerati or any Subsidiary to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct the business of Digerati or any Subsidiary (whether now or in the future), (iv) Digerati’s common stock is suspended from trading, halted from trading, and/or fails to be quoted or listed (as applicable) on a publicly traded market, and (v) the sale, conveyance or disposition of all or substantially all of the assets of Digerati or any Subsidiary, or the consolidation, merger or other business combination of Digerati or any Subsidiary with or into any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

D. Digerati has requested that Noteholder (1) forbear from exercising any rights and remedies it may have under the Notes and applicable law arising from the Forbearance Defaults during the period from the date hereof through the Forbearance Termination Date (the “Forbearance Period”) and (2) extend the due date of all payments thereunder that are either currently due and payable or will become due and payable during the Forbearance Period to the Forbearance Termination Date (the “Maturity Extension”).

E. Certain other of Digerati’s creditors have agreed to provide extensions of maturity and forbearance to Digerati under other items of indebtedness, conditioned on entry into this Agreement by the Noteholder, which other extensions and forbearances will benefit both Digerati and the Noteholder.

Agreements

1. In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Noteholder and Digerati agree that:

(a) Until the day after the last day of the Forbearance Period, the Noteholder shall forbear from exercising any rights and remedies it may have under the Notes and applicable law arising from the Forbearance Defaults, including, without limitation, by (i) accelerating of the maturity of the Notes or (ii) initiating any proceeding to collect the obligations under the Notes, including by initiating or joining in filing any involuntary bankruptcy petition with respect to Digerati under the U.S. Bankruptcy Code, or otherwise filing or participate in any insolvency, reorganization, moratorium, receivership, or other similar proceedings against Digerati.

(b) Any payments currently due and payable or past due or that will become due and payable during the Forbearance Period shall, instead, be due and payable on the Forbearance Termination Date.

(c) The outstanding principal amount of each Note as of the date hereof is set forth on Annex A (the “Outstanding Principal Amount”). Notwithstanding any provision of such Note to the contrary, such Outstanding Principal Amount has not been (and will not be following the Forbearance Termination Date) increased or deemed increased beyond the amount set forth on Annex A as a result of the occurrence of any Forbearance Default.

2. The effectiveness of this Agreement is conditioned on the simultaneous effectiveness of (a) Extension and Forbearance Agreements in substantially similar form to this Agreement delivered by each creditor (other than the Noteholder) set forth on Annex B hereto, which holders constitute all other holders of convertible promissory notes issued by Digerati, and (b) the Third Forbearance Agreement, Amendment to Loan Documents and Limited Consent, dated as of the date hereof (the “Senior Loan Forbearance”), among Verve Cloud, Inc., a Nevada corporation (“Verve Cloud Nevada”), T3 Communications, Inc., a Florida corporation (“T3 Communications”), Verve Cloud, Inc., a Texas corporation (“Verve Cloud Texas”), Nexogy, Inc., a Florida corporation (“Nexogy”), Next Level Internet, Inc., a California corporation (“Next Level” and, together with Verve Cloud Nevada, T3 Communications, Verve Cloud Texas and Nexogy, the “Loan Parties”), Digerati, the lenders party thereto (the “Senior Lenders”), and Post Road Administrative LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Senior Lenders (in such capacity, the “Administrative Agent”).

3. To induce the Administrative Agent and the Senior Lenders to enter into the Senior Loan Forbearance, the Noteholder agrees that:

(a) All of Digerati’s indebtedness and obligations to the Noteholder under the Notes (whether now existing or hereafter arising, together with all costs of collecting such obligations (including reasonable attorneys’ fees) and all interest accruing after the commencement by or against Digerati or any Loan Party of any Proceeding (as defined below), the “Note Obligations”) are subordinated in right of payment to all of the indebtedness and obligations owed by Digerati or any Loan Party to the Senior Lenders or the Administrative Agent under the Credit Agreement, dated as of November 1, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”), among Digerati (as a party solely with respect to the sections applicable thereto), the Loan Parties, the Senior Lenders and the Administrative Agent (including all Obligations (as defined in the Senior Credit Agreement), whether now existing or hereafter arising, together with all costs of collecting such obligations (including reasonable attorneys’ fees) and all interest accruing after the commencement by or against Digerati or any Loan Party of any Proceeding, the “Senior Debt”).

(b) Until all Senior Debt shall have been paid in full in cash, notwithstanding anything to the contrary contained in the Note, the Noteholder will not (i) demand or receive from Digerati or any Loan Party all or any part of the Note Obligations, by way of payment, prepayment, setoff, lawsuit or otherwise (and shall immediately pay over to the Administrative Agent any payment, distribution or other amount received in contravention of this clause (i)), (ii) sue for payment of, or to initiate or participate with others in any suit, action or proceeding (including a Proceeding) against Digerati or any Loan Party to (A) enforce payment of or to collect the whole or any part of the Note Obligations, (B) commence judicial enforcement of any of the rights and remedies with respect to the Note Obligations; or (C) exercise any other right or remedy (whether under contract, at law or otherwise) that it may have as a result of the failure of Digerati or any Loan Party to make any payment on, or perform any of its obligations under, the Notes (whether or not such payment or performance is permitted hereunder). Notwithstanding the foregoing, the Noteholder shall be permitted to convert any part or all of the Note Obligations into common stock, par value $0.001 per share, of Digerati (“Common Stock”) in accordance with the terms of the Note.

(c) In the event of any insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors (each, a “Proceeding”) against or by Digerati or any Loan Party or any property of Digerati or any Loan Party or any payment or distribution in respect of any such property in any Proceeding, (i) the provisions of this Section 3 shall remain in full force and effect, (ii)(A) all Senior Debt first shall be paid in full before any payment of or distribution with respect to, the Note Obligations shall be made; and (B) the Noteholder shall direct the debtor in possession or trustee in bankruptcy, as appropriate, to pay over to the Administrative Agent, for the benefit of the Senior Lenders, all amounts due to the Noteholder on account of the Note Obligations until the Senior Debt has been paid in full in cash, and the Noteholder irrevocably directs all receivers, trustees and others having authority in the premises to effect all such payments and/or distributions, and the Noteholder also irrevocably authorizes the Administrative Agent to demand, sue for and collect every such payment or distribution in the name of the Administrative Agent pursuant to the authority granted herein; and (iii) the Noteholder shall file all proofs of claim it may have against Digerati with respect to the Note Obligations (it being agreed, that, if the Noteholder fails to file such proofs of claim, the Administrative Agent may file such proofs of claim on the Noteholder’s behalf, and the Noteholder hereby irrevocably appoints the Administrative Agent, for the benefit of the Senior Lenders, its attorney-in-fact, for the limited purpose of filing such proofs of claim, with full authority in the place and stead of the Noteholder, such power of attorney being coupled with an interest and irrevocable until the Senior Debt is paid in full). The Senior Debt shall continue to be treated as Senior Debt and the provisions of this paragraph (c) shall continue to govern the relative rights and priorities of the Administrative Agent and the Senior Lenders and the Noteholder with respect to the Note Obligations even if all or part of the Senior Debt or the liens securing the Senior Debt are subordinated, set aside, avoided or disallowed (whether in connection with a Proceeding or otherwise).

(d) This Section 3 is solely for the benefit of the Administrative Agent and the other Senior Lenders, each of whom is an intended third-party beneficiary of this Section 3, entitled to enforce its provisions against the Noteholder and Digerati, and not for the benefit of the Noteholder, Digerati or any other party.

4. As consideration for its entry into this Agreement, the Noteholder shall be paid a fee in an amount equal to 3.0% of the principal amount of the Notes as in effect on the date hereof (without giving effect to any accrued interest, paid-in-kind interest, increase thereof following default or premium thereon), which fee shall be earned upon the effectiveness of this Agreement and payable on the Forbearance Termination Date.

5. The Noteholder and Digerati hereby agree that the Conversion Price (as defined in each Note), as of the date hereof, is $[__]1, and has not been adjusted since the Issue Date (as defined in each Note), with any such right to adjust the Conversion Price arising prior to the date hereof deemed waived by the Noteholder. As additional consideration for the entry by the Noteholder into this Agreement, Digerati hereby agrees that the Conversion Price with respect to a portion of each Note equal to 40% (subject to increase by Digerati in its sole discretion) of the outstanding Principal Amount (as defined in such Note) of such Note on the date hereof, without giving effect to any increase in principal in respect of accrued interest, paid-in-kind interest, principal increase resulting from the occurrence of a default thereunder or premium thereon (the “Outstanding Principal Amount”), shall be deemed to be $0.05; provided, that, no more than an amount equal to 10% (subject to increase by Digerati in its sole discretion) of the Outstanding Principal Amount of each Note may be converted into Common Stock in any calendar quarter ending March 31, June 30, September 30 or December 31, at such lower Conversion Price.

[1]	To be filled in based on the terms of the applicable Notes.

Notwithstanding the foregoing, (i) the execution, delivery and performance of this Agreement shall not (A) constitute a waiver of the Forbearance Defaults (unless cured by the Maturity Extension), which shall be deemed to remain in existence, or (B) subject to the rights of the Senior Lenders and Administrative Agent set forth in Section 3 hereof, impair the Noteholder’s ability to exercise all or any of its rights and remedies under the Notes or applicable law or in equity at any time after the expiration of the Forbearance Period (all of which rights and remedies the Noteholder hereby expressly reserves) and (ii) the Notes remain in full force and effect and are hereby ratified and confirmed.

Upon the termination of the Forbearance Period, the Noteholder’s agreement to forbear as set forth in this Agreement shall automatically terminate and, thereafter, the Noteholder may exercise all of the rights and remedies available to the Noteholder under the Notes or otherwise under applicable law, subject to the rights of the Senior Lenders and Administrative Agent set forth in Section 3 hereof.

This Agreement shall be subject to the governing law, venue, amendments, successors and assigns and counterparts provisions of the Notes, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the duly authorized officers of the undersigned have executed this Agreement as of the date first written above.

DIGERATI TECHNOLOGIES, INC.

By:
Name:	Antonio Estrada
Title:	Chief Financial Officer

[Digerati Technologies – Extension and Forbearance Agreement Signature Page]

Agreed as of the date first written above:

[NOTEHOLDER]

By:
Name:
Title:

[Digerati Technologies –Extension and Forbearance Agreement Signature Page]

Annex A

NOTE(S)

	Note	Outstanding Principal Amount
1.		$
2.		$

Annex B

CONVERTIBLE NOTEHOLDERS

Blue Ocean Investments, Inc.

ClearThink Capital Partners, LLC

FirstFire Global Opportunities Fund, LLC

Graham A. Gardner

Jefferson Street Capital, LLC

LGH Investments, LLC

Lucas Ventures, LLC

Mast Hill Fund, L.P.

MGR Limited Partnership

Platinum Point Capital, LLC

3BRT Investments, Limited Partnership

Tysadco Partners, LLC